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                                                                  EXHIBIT 10.19



                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE



        THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (the "Agreement") is made as of July 29, 2002 by and between Brugger Corporation ("Brugger") and Niku Corporation ("Niku").

        WHEREAS, as of May 7, 1999, Brugger, as landlord, and Niku, as tenant, entered into a certain Lease Agreement and Addendum and an Addendum dated March 15, 2001 thereto (collectively "the Lease"), a copy of which is attached hereto as Exhibit "A" and incorporated herein, by which Lease Niku leased from Brugger premises commonly known as The Brugger Building located at 305 Main Street, Redwood City, California and more fully described in the Lease;

        WHEREAS, a dispute arose between Brugger and Niku (collectively "the Parties") regarding, among other things, the respective obligations of the Parties arising out of the Lease and out of subsequent events related thereto;

        WHEREAS, the dispute led to filing of a lawsuit between the Parties that is currently pending in the Superior Court of the State of California in and for the County of San Mateo, the short title of which action is Brugger Corporation
v. Niku Corporation, No. CIV 419306 in the files of said court (the "Court Action"); and

        WHEREAS, Brugger and Niku (collectively "the Parties") are mutually desirous of finally settling their dispute and terminating the Court Action and compromising and



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forever discharging all claims, demands, liabilities and causes of action
(collectively "Claims") which Brugger now has or may have against Niku and/or which Niku now has or may have against Brugger, in any manner arising out of the Lease or the Court Action, or out of any subject matter whatsoever, regardless of any present lack of knowledge on the part of either of said Parties of any such possible Claim;

        NOW, THEREFORE, for good and valuable consideration, including the mutual covenants herein contained, receipt of said consideration being hereby acknowledged, the Parties agree as follows:

        1. Reinstatement and Amendment of the Lease. The Parties agree that as of August 1, 2002, the Lease shall be effective and binding according to its terms as amended in the manner set forth in the Amendment to Lease ("Amendment"), a copy of which is attached hereto as Exhibit "B", which Amendment shall be executed by the Parties as part of the settlement entered into between them.

        2.      Settlement Payment and Terms.

                (a) On Monday, July 29, 2002 Niku shall direct Mid Peninsula Bank to issue a cashier's check in favor of Brugger in the amount of One Million Eight Hundred Forty Two Thousand Seven Hundred Eighty Seven Dollars and Forty Cents ($1,842,787.40) and deliver such check to Brugger upon receipt thereof, in full satisfaction of all Claims asserted by Brugger against Niku, including but not limited to Claims for the Monthly Installment, Additional Rent (each as defined in the



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                        Lease) and any other amounts due, owing or payable from
                        or by Niku for the period from the commencement of the Lease through July 31, 2002. The Parties agree that this payment constitutes a liquidation of Brugger's secured position in the Undertaking of Corporate Surety filed on May 16, 2002 in the amount of $6,300,000 filed in the Court Action.

                (b) Brugger agrees to amend the Lease as set forth in the Lease Amendment and, upon receipt of the cashier's check referenced in subparagraph (a) above, to deliver the keys to the Premises and permit entry thereon.

        3. Security Deposit. Also on Monday, July 29, 2002, Niku shall direct a bank in the Bay Area, California to issue a letter of credit for the benefit of Brugger in the sum of One Million One Hundred Seven Thousand Six Hundred Four Dollars ($1,107,604), which amount shall serve as an additional Security Deposit pursuant to and as defined in paragraph 5 of the Lease. The Parties acknowledge that said letter of credit, when issued, shall increase the total Security Deposit paid by Niku and held by Brugger to One Million Two Hundred Sixty Seven Thousand Six Hundred Four Dollars ($1,267,604). Upon default under the Lease, and provided all conditions necessary to entitle Brugger to obtain Judgment pursuant to the Stipulation Re Filing and Entry of Judgment executed herewith have been satisfied, Brugger may draw against the Letter of Credit portion of the Security Deposit, or as provided in Section 1A of the Amendment. Nothing herein shall affect Brugger's rights to apply the $160,000 cash



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portion of the Security Deposit as provided for in the Lease. Brugger shall have the senior position security interest in the Security Deposit.

        4. Stipulated Judgment. Concurrently with the execution of this Agreement, Niku shall execute and deliver to Adron W. Beene, Esq. ("Mr. Beene"), counsel for Brugger, a form of Stipulation Re Filing and Entry of Judgment ("Stipulation"), a copy of which is attached hereto as Exhibit "C". Mr. Beene agrees to hold the original Stipulation as custodian thereof unless and until all conditions have occurred that authorize it to be filed with the Court and Judgment entered thereon. In the event the original Stipulation is not filed prior to June 30, 2005, Mr. Beene shall return the original Stipulation to counsel for Niku.

        5. General Release. Brugger hereby releases and forever discharges Niku, and each of Niku's past and present officers, directors, employees, agents, shareholders, successors, assigns, attorneys and representatives (collectively "Niku's Representatives"), and Niku hereby releases and forever discharges Brugger, and each of its past and present officers, directors, employees, agents, shareholders, successors, assigns, attorneys and representatives (collectively "Brugger's Representatives"), from any and all Claims of any kind now constituting or in any manner arising out of the subject matter of the Court Action (including any and all Claims for future damages resulting therefrom), and from any and all Claims of whatsoever character arising within the period from the beginning of the world to the effective date of this Agreement. This release of Claims is intended to and shall be completely effective and binding


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regardless of whether any such Claim has been heretofore asserted, and regardless of any present lack of knowledge on the part of either of the Parties of any such Claim, or of any act or circumstances pertaining thereto. In this respect, Brugger and Niku, and each of them, hereby expressly waive the benefits and provisions of Section 1542 of the Civil Code of the State of California and any similar law of any state or territory of the United States or other jurisdiction. Said section provides as follows:

                        Sec. 1542. General release: extent.
                A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Nothing in this Release shall apply to Claims hereafter arising from a breach of this Agreement or the Lease as amended by the Amendment. However this Release does extend to and include any Claim by any party or any of its Representatives against the other Party or its Representatives for malicious prosecution, abuse of process, wrongful attachment, or other tort. To that end, each Party agrees to indemnify the other Party and its Representatives, and hold them harmless from and against any Claim that may hereafter be asserted by its Representatives against the other Party or its Representatives on any Claim subject to this Release.

        6. Requests and Stipulation for Release of Attachment, Discharge of Sureties and Notice of Settlement. Each Party hereby authorizes and directs its attorney of record, as soon as possible following execution of this Agreement and delivery of the cashier's check in paragraph 2 and the Letter of Credit in paragraph 3, to execute and file with the Court each document necessary to do the following: (a)advise the Court that the case is conditionally settled pursuant to Rules of Court 225(c), (b)




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vacate and/or obtain a release of the writ of attachment previously granted in
Brugger's favor in the Court Action; and (c) discharge all sureties that have posted undertakings, bonds or deposits, including the Undertaking of Corporate Surety posted on May 16, 2002 by International Fidelity Insurance Company and the Undertaking filed on April 29, 2002 by American Contractors Indemnity Company in connection with attachment proceedings and release all undertakings, bonds or deposits posted thereby and (d) dismiss with prejudice the cross-complaints in the Court Action. When all amounts are paid under the Lease, Brugger will dismiss the Court Action with prejudice.

        7. Splitting of Commission Claims. In the event that any real estate broker or firm should assert a claim or commission based upon a contract to obtain a tenant for the Premises prior to August 1, 2002, the Parties agree to cooperate to minimize the amount of such claim and to share equally any cost incurred in responding to such claim, including any payment made to the claimant.

        8. Occupancy of the Premises. Upon execution of the Agreement and the Amendment and delivery or transfer by Niku of the payment required under paragraph 2 above and issuance of the Letter of Credit as set forth in paragraph 3 above, Brugger agrees to permit Niku to occupy the Premises and to cooperate with Niku as may be reasonably necessary to assure that Niku's occupancy is completed by July 31, 2002. Niku shall not be assessed any additional charges for rent or otherwise as a result of taking occupancy prior to August 1, 2002.

        9. Personal Property. The Parties agree that all personal property currently located at the Premises, including property transferred by Niku pursuant to a Bill of Sale



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dated November 2001 ("Bill of Sale"), a copy of which is attached hereto as
Exhibit "D", is the property of Brugger and is owned by Brugger free and clear of any claim by Niku. The Parties further agree that all obligations of the Parties under the Bill of Sale have been fully satisfied.

        10. Extinguishment of Prior Notices and Agreements. The Parties agree that all prior agreements, including without limitation any oral or written agreement terminating the Lease, and all notices, including without limitation any three-day notice to quit or pay rent or any notice of default under the Lease, are extinguished, unenforceable and of no effect, except for
(a) the Lease as modified by the Amendment, (b) the Bill of Sale and (c) this Agreement including all attachments hereto.

        11. Nonadmission by the Parties. Neither the settlement of the Court Action, the payment of any consideration, the execution or delivery of this Agreement, nor anything contained in this Agreement shall be taken or construed, at any time or place, for any purpose whatsoever, to be an admission on the part of any party that such Party or any of its Representatives at any time breached any duty or committed any act which gave rise to liability as alleged in any of the pleadings in the Court Action or otherwise.

        12. Attorneys' Fees and Breach. Each Party shall bear its own attorneys' fees, consultant and expert fees, costs and expenses arising out of the Court Action. In the event that an action is brought for breach of this Agreement and it is found that one Party is in breach hereof, recovery may be had against that Party not only for the amount of any compensatory injury resulting therefrom, but also for reasonable attorneys' fees calculated at the standard hourly rates of the attorneys retained, and



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other costs and expenses incurred in prosecuting the suit for breach.

        13. Inurement. This Agreement shall be binding upon and inure to the benefit of the Representatives of each Party hereto. Each Party acknowledges and warrants that each of its Representatives shall be and is bound by the terms of this Agreement to the same extent as that Party itself is bound.

        14. Counterparts. This Agreement, if so desired, may be executed in counterparts, each of which, when so executed, shall be deemed to be an original and such counterparts together shall constituted one and the same instrument. Executed copies of the Agreement transmitted by facsimile shall be fully binding and effective upon receipt, but each Party promptly shall deliver to the other an executed copy of the Agreement bearing an original signature.

        15. Representation by Counsel. The Parties acknowledge that they have had an opportunity to be represented by counsel of their own choosing in the negotiation and preparation of this Agreement, that they did in fact thoroughly discuss all aspects of this Agreement with their respective counsel, that they have carefully and fully read this Agreement, that they understand it and that they freely and voluntarily are entering into it.

        16. Governing Law/Construction. This Agreement is made and entered into in the State of California and shall be governed by, interpreted, enforced and construed in all respects in accordance with the laws of the State of California. All language in this Agreement shall be construed as a whole and according to its fair meaning, and shall not be strictly construed for or against any of the Parties and shall be construed as if




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both parties had drafted this Agreement. Any action for breach of this Agreement shall be filed in the Superior Court of California, County of San Mateo.

        17. Entire Agreement. This Agreement, together with the Lease as amended by the Amendment, and the attachments hereto, shall constitute the entire agreement and understanding between the Parties. The Parties warrant that they have all necessary authority to enter this Agreement. Each person who signs this Agreement on behalf of a Party represents and warrants that he or she is authorized to sign this Agreement. This Agreement may not be altered, amended, modified or otherwise changed in any respect except by a writing duly executed by an authorized agent of each of the Parties hereto.



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        18.     Continuing Jurisdiction. The Parties agree that this Agreement is subject to CCP Section 664.6 and the Parties request that the Court retain jurisdiction over the Parties to enforce the settlement until performance in full of the terms of the settlement. In the event the amounts in paragraph 2 are not timely made, Brugger may, at its election, declare this Agreement void such that this Agreement and all exhibits thereto are rescinded.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.


Approved and Agreed:

Brugger Corporation

By: /s/ Adron W. Beene                  By:    /s/ Gisela Brugger
   ---------------------------             -------------------------------------
        Adron W. Beene, Esq.                    Gisela Brugger, President



Approved and Agreed:

Niku Corporation

By: /s/ John S. Siamas                  By:    /s/ Joshua Pickus
   ---------------------------             -------------------------------------
     John S. Siamas, Esq.                       Joshua Pickus
                                                Chief Financial Officer

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